Exhibit 4.4

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT (AS DEFINED BELOW), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE SOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR A VALID EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THE PURCHASE AGREEMENT (AS DEFINED BELOW), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. HOLDER (AS DEFINED BELOW) SHOULD BE AWARE THAT IT, HE OR SHE MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THIS NOTE IS SUBORDINATED TO CERTAIN OTHER INDEBTEDNESS OF THE COMPANY AS SET FORTH IN THE PURCHASE AGREEMENT (AS DEFINED BELOW).

ALLURION TECHNOLOGIES, INC.

CONVERTIBLE UNSECURED PROMISSORY NOTE

$[            ]

2023 CPN#[            ]

Made as of [        ], 2023 (“Issue Date”)

Subject to the terms and conditions of this Note, for value received, Allurion Technologies, Inc., a Delaware corporation (the “Company”), hereby promises to pay [        ] (hereafter together with his, her or its successors or assigns referred to as the “Holder”), the principal sum of $[            ] pursuant to the terms herein, or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest thereon as set forth below (the “Balance”), unless earlier repaid or converted pursuant to the terms and conditions set forth below.

This Note shall bear interest at a rate equal to seven percent (7%) per annum which interest shall be payable in kind on each anniversary of the Issue Date prior to the Maturity Date and added to the then outstanding principal of this Note. Interest shall be calculated on the basis of a 365-day year for actual days elapsed but in no event shall the rate of interest exceed the maximum rate, if any, allowed under applicable law. Interest shall accrue until the earlier of (i) payment in full of the Balance, or (ii) the conversion of the Note as set forth below.

This Note is one of a series of Notes that has been issued pursuant to that certain Convertible Note Purchase Agreement, dated as of February 15, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among the Company and the parties listed therein and is subject to the provisions of the Purchase Agreement. The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.    DEFINITION. The following definitions shall apply for purposes of this Note.

“Business Day” means a weekday on which banks are open for general banking business in Boston, Massachusetts.

“Capped Price” means the price obtained by dividing $260,000,000 by the number of outstanding shares of Common Stock immediately prior to the deSPAC Transaction or Qualified Financing (as applicable) (assuming conversion of all securities convertible into shares of Common Stock and exercise of all issued or outstanding options and warrants, but excluding the equity securities of the Company issuable upon the conversion of the Notes and any other convertible securities).

“Common Stock” means the common stock of the Company (or any successor of the Company or ultimate parent entity following a deSPAC Transaction).

“Company” means, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity that succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger, consolidation, reorganization or otherwise.

“Converted Securities” means in the case of a Qualified Financing, a newly-created series of preferred stock of the Company that has all of the rights and privileges of, and votes together as a single class with, the Qualified New Securities, except that the Converted Securities have a liquidation preference per share (and the initial conversion price for purposes of price-based anti-dilution protection as well as the basis for any dividend rights) equal to the Conversion Price.

“Default Date” means the time at which the Balance of this Note is due and payable upon an Event of Default; provided, however that if the Event of Default is cured and the Note has not become due and payable pursuant to Section 2 or Section 4, if, and to the extent, expressly permitted in this Note, then the Default Date shall not thereafter be deemed to have occurred with regard to such Event of Default.

“deSPAC Transaction” means a business combination or other transaction pursuant to which the Company or any of its subsidiaries or all or substantially all of its or their respective assets, directly or indirectly, is merged into, consolidates with, is acquired by or acquires, or otherwise combines with, a blank check company, special purpose acquisition company or equivalent entity incorporated, formed or organized for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Direct Listing” means the effective filing of a registration statement filed under the Securities Act that registers shares of existing capital stock of the Company for resale not pursuant to an underwritten offering.

“Discounted Capped Price” means the price obtained by dividing $217,291,008 by the number of outstanding shares of Common Stock immediately prior to the deSPAC Transaction (assuming conversion of all securities convertible into shares of Common Stock and exercise of all issued or outstanding options and warrants, including the equity securities of the Company issuable upon the conversion of the Notes and any other convertible securities).

“Discounted Price” means the price obtained by multiplying the cash price per share of the Qualified New Securities issued to investors by 0.85.

“Event of Default” has the meaning set forth in Section 4.

“IPO” means the Company’s first underwritten public offering of its Common Stock pursuant to an effective registration statement under the Securities Act on a nationally-recognized exchange in the United States.

“Maturity Date” means December 31, 2026.

“Note” means this Convertible Unsecured Promissory Note, as amended, restated, supplemented or otherwise modified from time to time.

“Qualified Financing” means a bona fide preferred stock financing of the Company (in a single transaction or in a series of related transactions) after the Issue Date resulting in gross proceeds (excluding the Notes) to the Company of not less than $15,000,000.

“Qualified New Securities” means the shares of preferred stock of the Company issued to investors in the Qualified Financing.

“Requisite Majority” means the holders of a majority of the outstanding principal amount of the Notes.

“Runway” means Runway Growth Finance Corp.

“Sale Event” means a Deemed Liquidation Event, as such term is defined in the Company’s certificate of incorporation, as amended or restated from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

2.    PAYMENT AT MATURITY OR DEFAULT DATE. If this Note has not been previously converted (as provided in Section 5), then the Balance shall be due and payable in full in cash on the earlier of the Maturity Date or the Default Date. Any payment on this Note shall be made in immediately available cash to an account to be designated by Holder by written notice to the Company.

3.    NO PREPAYMENT; NOTES PARI PASSU; APPLICATION OF PAYMENTS. The Company may not prepay any Balance under this Note without first obtaining the written consent of the Requisite Majority, which the Requisite Majority may withhold in its sole discretion. Each of the Notes issued pursuant to the Purchase Agreement shall rank equally without preference or priority of any kind over one another, and all payments on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. No payment, including any permitted prepayment, shall be made hereunder unless payment, including any permitted prepayment, is made with respect to any such other Notes in an amount which bears the same ratio to the then unpaid balance on any such other Notes as the payment made hereon bears to the then unpaid balance under this Note.

4.    EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

a.    the Company is: (i) unable or admits inability to pay its debts as they fall due in the ordinary course; or (ii) is deemed to, or is declared to, be unable to pay its debts under applicable law; or

b.    an order is made by a court of competent jurisdiction or an effective resolution is passed by the Company for (i) the winding-up, dissolution, administration, examinership or reorganization by way of voluntary arrangement, scheme of arrangement or otherwise, of the Company (but not including a solvent reorganization of the Company or its shares of capital stock); (ii) a composition, compromise, assignment or arrangement with creditors representing all or the majority of all of the indebtedness of the Company; (iii) the appointment of a liquidator, receiver, examiner administrative receiver, administrator, compulsory manager, trustee in bankruptcy (as applicable) or other similar officer in respect of the Company or all or the majority of all of its assets (and such appointment is not terminated, dismissed or discharged within sixty (60) days); or (iv) the enforcement of any security over all or the majority of all of the assets of the Company, or any analogous procedure or step is taken in any jurisdiction.

Following the occurrence of any Event of Default, the Balance shall become immediately and automatically due and payable in full in cash without further notice or demand by Holder without the need for presentment, demand for payment, protest, notice of dishonor or protest or other notice of any kind all of which are expressly waived by the Company. The Company shall notify Holder as soon as practicable in writing of the occurrence of any Event of Default (without regard to any required Holder notice), which notification shall include a summary of the material facts relating to such Event of Default and shall specify the date on which such Event of Default occurred. If any Event of Default occurs, each Holder shall have the rights and remedies that such Holder (or any unsecured creditor) has under any applicable law, in equity or pursuant to this Note or the Purchase Agreement. The rights, powers, privileges and remedies provided for in this Note are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by any applicable law or in equity, or under this Agreement, or any other document, instrument or agreement now existing or hereafter arising.

5.    CONVERSION.

5.1    Conversion at deSPAC Transaction Prior to deSPAC Deadline. If the Company consummates a deSPAC Transaction on or before August 31, 2023 (the “deSPAC Deadline”), then, immediately prior to the consummation of the deSPAC Transaction, the Balance shall automatically be cancelled and converted into that number of shares of Common Stock obtained by dividing (i) the Balance by (ii) the Discounted Capped Price.

5.2     Conversion at Qualified Financing. If the Company consummates a Qualified Financing prior to the Maturity Date, then, upon consummation of the Qualified Financing, the Balance shall, at the option of Holder, either (a) be cancelled and converted into the greater of (x) that number of Converted Securities obtained by dividing (i) the Balance by (ii) the Capped Price and (y) that number of Converted Securities obtained by dividing (i) the Balance by (ii) the Discounted Price (the quotient resulting in the greater number of Converted Securities pursuant to clauses (x) and (y), the “Conversion Price”), or (b) be repaid on a date on or prior to the Maturity Date chosen by the Company (the “Repayment Date”), with the Balance determined as of the Repayment Date. In connection with a conversion under clause (a) of this Section 5.2, Holder shall deliver the original Note to the Company and will execute and deliver to the Company at the closing of the Qualified Financing such stock purchase, investors’ rights, right of first refusal, co-sale, voting and/or other agreements as are entered into by the investors in the Qualified Financing generally. Holder shall thereupon receive all of the rights, preferences, and privileges granted to other investors in the Qualified Financing.

5.3     Company Sale. If the Company consummates a Sale Event prior to conversion or repayment of the Note, at the closing of such Sale Event, in full satisfaction of the Company’s obligations under this Note, the Company will pay the Holder an amount equal to (x) one and a half (1.5) times the principal then outstanding under this Note and (y) the amount of accrued interest then outstanding under this Note immediately prior to the closing of such Sale Event.

5.4     Effect of Reorganization Event; IPO; Direct Listing. In case of any recapitalization or reorganization of the Company or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change of the shares into which the Balance may be converted pursuant to the terms of this Note (each, a “Reorganization Event”), then, and in each such case, Holder, upon the conversion of this Note after such Reorganization Event shall be entitled to receive, in lieu of the shares that Holder would have been entitled to receive upon such conversion prior to such Reorganization Event, the shares that Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such conversion of this Note, all subject to further adjustment as provided in this Note. If after such Reorganization Event, the Note is convertible into securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Note; and in each such case, the terms of this Note shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after the consummation of such Reorganization Event. If the Company determines to register its shares of Common Stock via an IPO or Direct Listing (instead of a deSPAC Transaction), Holder and the Company will work together in good faith to modify the terms of this Note (and all of the Notes) to provide for the conversion of the Notes at or around the time of the IPO or Direct Listing using the same valuation cap applicable to the deSPAC Transaction conversions as set forth herein.

5.5    Termination of Rights. Except for the right to obtain certificates or book-entry interests representing the shares and cash in lieu of fractional shares under Section 6, all rights with respect to this Note shall terminate upon the effective conversion of the Balance of the Note as provided in the applicable clause of Section 5.

5.6    Conversion Conditional. Notwithstanding any other provision of this Note, the conversion rights represented by this Note, as set in the foregoing provisions of Section 5, are conditional upon the stockholders of the Company having, by resolution, prior to the applicable times that the Balance can be converted into the applicable class of shares, to have authorized and reserved a sufficient number of shares to provide for the exercise of such conversion rights and having authorized the Board of Directors, as required, to authorize and issue such shares.

6.    CERTIFICATES; NO FRACTIONAL SHARES. As soon as practicable after conversion of this Note pursuant to Section 5, the Company at its sole expense will cause to be issued in the name of Holder and to be delivered to Holder, either (a) a certificate or certificates or (b) book-entry shares through the facilities of a transfer agent, in either case representing the number of shares to which Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws and by any agreement between the Company and Holder, including the Purchase Agreement), together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Company shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable conversion price.

7.    CONVERSION EFFORTS; RESERVATION OF STOCK. The Company shall deliver to Holder the applicable shares into which the Balance is converted, on the applicable conversion date. The Company covenants and agrees that all shares that may be issued upon the exercise of the conversion rights represented by this Note will, upon issuance in accordance with the terms hereof, be duly authorized, validly issued and fully paid. The Company further covenants and agrees that the Company will ensure that, at the applicable times that the Balance can be converted into the applicable class of shares, the Company shall have authorized and reserved a sufficient number of shares to provide for the exercise of the conversion rights represented by this Note. If the number of shares authorized and reserved for issuance upon conversion of this Note shall not be sufficient to effect the conversion of the Balance of this Note, then the Company shall take such corporate action and use commercially reasonable efforts to obtain any required stockholder approval, as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares issuable upon conversion of this Note to such number as shall be sufficient for such purposes.

8.    OTHER EVENTS. If any event shall occur as to which the provisions of this Note are not strictly applicable but with respect to which the failure to make any adjustment would not fairly protect the rights represented by this Note in accordance with its essential intent and principles, then the Company and Holder agree that they shall cooperate in good faith to determine an appropriate adjustment to the terms of this Note on a basis consistent with the essential intent and principles established in this Note, necessary to preserve, without dilution, the purchase rights represented by this Note.

9.    NO VOTING OR OTHER STOCKHOLDER RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company, unless and until (and only to the extent that) this Note is actually converted into shares of capital stock of the Company in accordance with its terms. No provisions of this Note and no enumeration herein of the rights or privileges of Holder shall cause Holder to be a stockholder of the Company for any purpose.

10.    REPRESENTATIONS AND WARRANTIES OF HOLDER AND COMPANY.

In order to induce the Company to issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in Section 3 of the Purchase Agreement. In order to induce Holder to purchase this Note from the Company, the Company has made representations and warranties to Holder as set forth in the Purchase Agreement.

11.    GENERAL PROVISIONS.

11.1    Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest, demand and notice of dishonor. No failure by Holder to exercise any right, remedy, power or privilege under this Note against the Company or any other Person, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between the Company, any affiliate of the Company or Holder (or any Purchaser) shall be effective to amend, restate, waive, supplement, modify or discharge any provision of this Note. Any waiver, consent, approval or agreement provided by the Holder (or any Purchaser) shall be limited to the specific instance (and for the specific periods) for which such waiver, consent, approval or agreement was given and shall not affect any other breach or default under this Note or any Event of Default and shall not be construed to constitute a waiver, consent, approval or agreement in any other instance or for any other period.

11.2    Attorneys’ Fees. In the event any party is required to engage the services of an attorney for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

11.3    Transfer. Neither this Note nor any rights or obligations hereunder may be assigned, conveyed or transferred, in whole or in part, by the Company without Holder’s prior written consent, and any attempted or purported assignment, conveyance or transfer in contravention of this Section 11.3 shall be void ab initio; provided, however, that the Company may transfer this Note as part of any Reorganization

Event, so long as the Company complies with the provisions of Section 8 and the transfer is to an entity to which all other outstanding shares of capital stock of the Company is transferred (in one or a series of related transactions). Neither this Note nor any rights or obligations hereunder may be assigned, conveyed or transferred, in whole or in part, by Holder without the Company’s prior written consent; provided that the Holder shall have the right to assign, convey or transfer this Note to any Affiliate thereof as long as the transferee agrees in writing with the Company to be bound by the terms hereof. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

11.4    Withholding. The Company shall be entitled to deduct and withhold from any amounts paid, or deemed paid, hereunder any amounts in respect of taxes as the Company is required to deduct and withhold under applicable law; provided, that the Company shall reasonably cooperate with the applicable payee to reduce or eliminate the amount required to be so deducted and withheld. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this Note as having been paid to the person in respect of which such deduction and withholding was made.

11.5    Governing Law; WAIVER OF JURY TRIAL. This Note shall be governed by the internal law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. THE COMPANY AND HOLDER, TO THE EXTENT PERMITTED BY LAW, EACH WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS NOTE, AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH OF THE COMPANY AND HOLDER (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5. Notwithstanding anything herein to the contrary, the Company’s obligations under this Section 11.5 shall survive the payment, transfer, conversion, cancellation, enforcement, amendment, waiver or release of this Note.

11.6    Counterparts; Facsimile. This Note may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

11.7    Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

11.8    Notices. Unless otherwise provided herein, any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day; (c)

one (1) Business Day after deposit with an express overnight courier for United States deliveries, or three (3) Business Days after deposit with an international express overnight air courier for deliveries outside of the United States, in each case with proof of delivery from the courier requested; or (d) four (4) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, when addressed to the party to be notified at the address indicated for such party in Section 7.6 of the Purchase Agreement, or at such other address as any party hereto may designate for itself to receive notices by giving ten (10) days’ advance written notice to all applicable other parties in accordance with the provisions of this Section 11.8.

11.9    Amendments and Waivers. This Note may be amended, restated, supplemented or otherwise modified and provisions may be waived only with the written consent of the Company and the Requisite Majority, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, restatement, supplement, other modification or waiver that changes the principal amount of the Note shall be effective against Holder without Holder’s written consent. Any amendment, restatement, supplement, other modification or waiver effected in accordance with this Section 11.9 shall be binding upon Holder and the Company.

11.10    Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

12.    RANKING. The Notes shall be unsecured and subordinated in right of payment to the Company’s indebtedness with Runway issued pursuant to that certain Loan and Security Agreement, dated September 15, 2022, between the Company and Runway, as amended or restated from time to time.

13.    PAYMENTS SET ASIDE. To the extent that the Holder receives a payment from the Company from any other Person with respect to the amounts owed hereunder, any enforcement action, remedy or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party or Person, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred or ever been made. Notwithstanding anything herein to the contrary, the provisions of this Section 13 shall survive the payment, transfer, conversion, cancellation, enforcement, amendment, waiver or release of this Note.

14.    NO STRICT CONSTRUCTION; INTERPRETATION. The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in this Note of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Unsecured Promissory Note to be signed in its name as of the date first written above.

ALLURION TECHNOLOGIES, INC.
By:
Name:
Title:

AGREED AND ACKNOWLEDGED:
HOLDER: [ ]
By:
Name:
Title:

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